Exhibit 10.24

January 12, 2021

Richard Cooperstein

[***]

Dear Richard:

Please find your updated offer letter:

1.Effective Date: November 30, 2020

2.Title: Head of Corporate Development

3.Salary. Your salary will be $9,038.46 payable on a bi-weekly basis (annualized to $235,000 per year) in accordance with the Company's normal payroll practices. Your salary is subject to modification during your employment in accordance with the Company's practices, policies, or procedures.

4.Incentive Compensation. In addition to your salary, upon approval of the Company's Board of Directors, in lieu of and in substitution for any other option grants or restricted stock units ("RSUs") offered to you in your prior Offer Letter dated September 24, 2019, the Company will grant you an option to purchase 60,000 shares of the Company's common stock pursuant to the terms provided on Attachment I (Stock Option Summary Sheet) and subject to the terms of the Company's Stock Plan and an applicable stock option agreement between you and the Company. You understand that incentive compensation is not guaranteed.

5.Annual Performance Bonus. You will be eligible for an annual variable target bonus of up to 30% of your annual salary based on mutually established goals. You understand that this performance bonus is not guaranteed.

6.Flexible Time Off. You will be able to use Flexible Time Off (FTO) with pay during current and subsequent years of employment in accordance with the Company's FTO policy.

7.Benefits (Health and Welfare Plans). In addition to your compensation, you will be eligible to receive the benefits that are generally offered to all Company employees effective the first of the month following your hire date. The program includes medical plans, dental plans, a vision plan. These programs are subject to change at the discretion of the Company.

8.Holidays. You will be paid for selected holidays in accordance with the Company's holiday schedule. This schedule is subject to change at the discretion of the Company.

As a condition of your employment with the Company, you will furnish and will continue to furnish the Company all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, with or without cause and with or without notice. We both agree that any dispute arising with respect to your employment and the termination of that employment shall be conclusively settled by final and binding arbitration in accordance with the arbitration procedures described in the Employee Confidentiality and Non-Disclosure Agreement.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidentiality and Non-Disclosure Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Energy Vault, Inc. except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Enclosed is the Stock Option Summary Sheet

Our offer is contingent on your understanding and acceptance of the agreements and practices referred to in this letter. Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter, completing the Employee Confidentiality and Non-Disclosure Agreement and returning them to me as soon as possible. Should you have any questions, please feel free to contact me. Richard, I am personally pleased you have chosen to accept our offer and I look forward to working with you toward our mutual success.

Sincerely,

/s/ Robert Piconi

Robert Piconi
Chief Executive Officer
Energy Vault, Inc.

I accept the position of Head of Corporate Development, Energy Vault, Inc., on the terms described within this letter.

/s/ Richard Cooperstein
Richard Cooperstein – SIGNATURE	DATE